Exhibit 10.1

WEARABLE DEVICES LTD.

2024 GLOBAL EQUITY INCENTIVE PLAN

DEFINITIONS

For purposes of the 2024 Global Equity Incentive Plan and related documents, including without limitation, the Grant Notification Letter, the following definitions shall apply:

(a)	“Affiliate” or “affiliate” – a company controlled by, under common control with, or controlling, the Company.

(b)	“Award” - means any Option, Share, Restricted Share or Restricted Share Units.

(c)	“Board” - the Board of Directors of the Company.

(d)	“Cause” – any of the following:

(i)	conviction of any felony involving moral turpitude or affecting the Company or any of its affiliates;

(ii)	any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or any of its affiliates and was capable of being lawfully performed;

(iii)	embezzlement of funds of the Company or any of its affiliates;

(iv)	any breach of the Grantee’s fiduciary duties or duties of care of the Company or any of its affiliates, including without limitation disclosure of confidential information of the Company or any of its affiliates;

(v)	any conduct (other than conduct in good faith), including without limitation, any act or omission, reasonably determined by the Board to be materially detrimental to the Company or any of its affiliates;

(vi)	if and as such term is or may be defined under the Grantee’s employment agreement, service agreement or any other engagement agreement with the Company or any of its affiliates; and/or

(vii)	should circumstances arise as a result of which the Grantees’ employment with the Company and/or any of its affiliates is or may be terminated without severance pay.

For the avoidance of any doubt, it is hereby clarified that in any event of a conflict between the definition of the term “Cause” in this Plan and the definition of the term “Cause” in a certain employment agreement, the definition in this Plan shall prevail in connection with the Award, with the Grant Notification Letter and with this Plan.

(e)	“Chairman” - the chairman of the Committee.

(f)	“Committee” - a share award compensation committee, if so appointed by the Board, which shall consist of no fewer than two members of the Board.

(g)	“Company” – Wearable Devices Ltd., an Israeli company.

(h)	“Date of Grant” - the date of grant of an Award, as determined by the Board or the Committee and set forth in the Grantee’s Grant Notification Letter.

(i)	“Employee” - a person who is employed by the Company or any affiliate.

(j)	“Exercise” or “exercise” - delivery of a Notice of Exercise and payment of the Purchase Price, provided that “Exercise,” “Exercised,” and words of similar import, when referring to an Award that does not require exercise or that is settled upon vesting (such as may be the case with RSUs or Restricted Shares, if so determined in their terms), shall be deemed to refer to the vesting of such an Award (regardless of whether or not the wording included reference to the vesting of such an Award explicitly).

(k)	“Expiration Date” - the date upon which an Option shall expire, as set forth in Section 7.2 of the Plan.

(l)	“Fair Market Value” - as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed on any established share exchange or a national market system, including without limitation the Tel-Aviv Share Exchange, the New York Stock Exchange, the NYSE American LLC, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system on the day of determination (or the preceding trading day if such exchange or system is closed), as reported in the Wall Street Journal, or such other source as the Board deems reliable;

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the day of determination (or the preceding trading day if such exchange or system is closed); or

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

(m)	“Grantee” - a person who receives or holds an Award under the Plan.

(n)	“Grant Notification Letter” or “Award Agreement” - a document to be signed between the Company and a Grantee that sets out and informs the Grantee with respect to the terms and conditions of the grant of an Award.

(o)	Reserved.

(p)	“Non-Employee” - a non-employee director, consultant, advisor, or service provider of the Company or any affiliate, or any other person who is not an Employee.

(q)	“Option” - an option to purchase one or more Shares of the Company pursuant to the Plan.

(r)	“Plan” - this 2024 Global Equity Incentive Plan, as amended.

(s)	“Purchase Price” - the price for each Share subject to an Option.

(t)	“Restricted Shares” or “RS” - means a Share Award granted to a Grantee pursuant to Section 8.3 below.

(u)	“Restricted Share Unit” or “RSU” - means a Share Award granted to a Grantee pursuant to Section 8.4 below.

(v)	“Share(s)” - the Ordinary Shares of the Company.

(w)	“Share Award” - means the right to receive Shares of the Company pursuant to the terms and conditions set forth in the pertinent Grant Notification Letter.

(x)	“Successor Company” - any entity the Company is merged into or is acquired by, in which the Company is not the surviving entity.

(y)	“Transaction” – each of the following:

(i)	a merger, acquisition or reorganization of the Company with one or more other entities in which the shareholders of the Company prior to the merger, acquisition or reorganization hold less than 50% of the voting power in the surviving entity as of immediately following the merger, acquisition or reorganization; or

(ii)	a sale of all or substantially all of the shares or assets of the Company.

(z)	“Vesting” or “vesting” and any words of similar import - any terms and conditions determined in the Grant Notification Letter which must be fulfilled in order for an Option to become Exercisable or an Award to vest or be issued.

(aa)	“Vested Award” - an Award, which has already been vested pursuant to any terms and conditions determined (including Vesting Dates) in the Grant Notification Letter which must be fulfilled in order for an Option to become Exercisable or an Award to vest or be issued.

(bb)	“Vesting Dates” - as determined by the Board or by the Committee, the date as of which the Grantee shall be entitled to exercise the Awards or part of the Awards, as set forth in Section 8 of the Plan and in the Grantee’s Grant Notification Letter.

THE PLAN

This Plan, as amended from time to time, shall be known as Wearable Devices Ltd. 2024 Global Equity Incentive Plan.

1.	PURPOSE OF THE PLAN

The Plan is intended to provide an incentive to retain in the employ of the Company and its Affiliates persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Plan.

Incentives under the Plan shall only be issued to Grantees subject to the applicable law in their respective country of residence for tax purposes or any other purposes, as the case may be.

2.	ADMINISTRATION OF THE PLAN

2.1	The Board shall have the power to administer the Plan either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason. In such case, all references in the Plan to “Committee” shall be treated as references to the “Board.”

2.2	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

2.3	Subject to applicable law, the Committee shall have the full power and authority to:

(i)	designate participants;

(ii)	determine the terms and provisions of the respective Grant Notification Letters, including, but not limited to, the number of Awards to be granted to each Grantee, if applicable, the number of Shares to be covered by each Award, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend Awards, as necessary;

(iii)	determine the Fair Market Value of the Shares covered by each Option;

(iv)	designate the type of Awards;

(v)	alter any restrictions and conditions of any Awards, including Options or Shares subject to any Options;

(vi)	interpret the provisions and supervise the administration of the Plan;

(vii)	accelerate the right of a Grantee to exercise in whole or in part, any previously granted Award;

(viii)	determine the Purchase Price of the Award;

(ix)	prescribe, amend and rescind rules and regulations relating to the Plan; and

(x)	make all other determinations deemed necessary or advisable for the administration of the Plan.

2.4	The Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award, which if applicable - having a purchase price equal to, lower than or higher than the Purchase Price of the original Award so surrendered and canceled and containing such other terms and conditions, or to change the Purchase Price as the Board or the Committee may prescribe in accordance with the provisions of the Plan.

2.5	Subject to the Company’s Articles of Association, as the same may be in effect from time to time, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Award to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

2.6	The interpretation and construction by the Committee of any provision of the Plan or of any Grant Notification Letter thereunder shall be final and conclusive unless otherwise determined by the Board.

3.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Non-Employees of the Company or of any affiliate.

The grant of an Award hereunder shall neither entitle the Grantee to participate, nor disqualify the Grantee from participating in, any other grant of Awards pursuant to the Plan or any other option or share plan of the Company or any of its affiliates.

4.	SHARES RESERVED FOR THE PLAN; RESTRICTION THEREON

4.1	The Company shall reserve from time-to-time, out of its authorized unissued share capital, such number of Shares as the Board deems appropriate.

4.2	Each Award granted pursuant to the Plan shall be evidenced by a written Grant Notification Letter between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Grant Notification Letter shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder, the Vesting Dates, the Purchase Price per share (if applicable), the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

5.	PURCHASE PRICE

5.1	The Purchase Price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time-to-time. Each Grant Notification Letter will contain the Purchase Price determined for each Grantee.

5.2	Without derogating from the above and in addition thereto, the Purchase Price of each Share subject to an Option shall be payable upon the exercise of an Option in the following acceptable forms of payment:

(i)	cash, check or wire transfer;

(ii)	if, and only to the extent, explicitly permitted by the provisions of the applicable Grant Notification Letter - exercise of part or all of vested Options through a “Net Exercise” method so that the Grantee will be entitled to receive pursuant to the exercise of the Options only the number of Shares representing the benefit component in the Options, based on the following formula, in exchange to paying only the par value of the Share. For the avoidance of doubt, according to this exercise method, the Grantee will not actually pay the Purchase Price which is used only for calculating the benefit component.

Y = the number of vested exercisable Options that the Grantee wishes to exercise into Shares;

A = the Fair Market Value (as defined below) of the Share at the date of exercise;

B = the Purchase Price;

N = the par value of the Share

(iii)	at the discretion of the Committee, any combination of the methods of payment permitted by any paragraph of this Section 5.2.

5.3	The Purchase Price shall be denominated in the currency determined by the Committee.

6.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Grantee’s rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

6.1	In the event of Transaction, the unexercised Awards then outstanding under the Plan may, at the sole discretion of the Board, (i) be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company holding Shares in connection and with respect to the Transaction; or (ii) with respect to Options or any other unvested Awards - be cancelled, effective as of the effective date of such Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price, or to the number of Awards (in case of Restricted Shares or RSUs) if applicable, so as to reflect such action and all other terms and conditions of the Grant Notification Letters shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable within 5 days following the effective date of such Transaction. In the event that the Board elects to cancel the unexercised Awards, effective as of the effective date of the Transaction, the Company shall notify the Grantee of such election within 5 days following the effective date of such Transaction. To the extent that unexercised vested Awards are cancelled by election of the Board, the Company shall ensure that each Grantee holding unexercised vested Awards, receives, per Share underlying such Award (whether directly or by way of payment to a trustee holding such Grantees Award) – in the context of the Transaction and subject to any applicable deductions for withholding taxes, escrows, hold-backs, etc. – the positive excess (if any) of the per-Share consideration being received by the holders of Shares in the Transaction over the per-Share Purchase Price of the unexercised vested Award held by such Grantee. In order to remove any doubt, and unless otherwise determined by the Board (and if so determined, the provisions of Section 6.2 shall apply, mutatis-mutandis), any and all vested Restricted Shares shall be sold within the course of such Transaction, and Grantee shall be entitled to the applicable consideration thereof pursuant to the foregoing mechanism.

6.2	For the purposes of Section 6.1 above, an Option, or an unvested RSU or Restricted Share, shall be considered assumed or substituted if, following the Transaction, the respective foregoing Award confers the right to purchase or receive, for each Share underlying such an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the per-share consideration to be received upon the exercise of the foregoing Award to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of such Award for awards of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property, including cash, which is fair under the circumstances. In such case, the vesting terms shall continue to apply with respect to the substituted asset or property, unless otherwise determined by the Board.

6.3	Unless otherwise expressly determined by the Board, all Options and/or RSUs, whether vested or unvested, and unvested RS, shall expire and be cancelled (or forfeited, as applicable), automatically, in the event that the Company is under a liquidation or dissolution proceeding, whether voluntary or involuntary.

6.4	Reserved.

6.5	If the outstanding Shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, spin-off or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to an Award therefore granted, and the Purchase Prices, if applicable, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price. Upon the happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Plan (as set forth in Section 6 hereof), in respect of which Awards have not yet been exercised and/or vested, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

6.6	Should the Company declare a cash dividend to its shareholders, the number of Awards and the per-share Purchase Price thereunder shall not be adjusted.

6.7	Notwithstanding anything to the contrary mentioned above, subject to this Section 6, the Grantee shall not be entitled to receive portion of Shares (or any substitute or asset exchanged therefor), and the number of shares (or other assets) allocated to the Grantee pursuant to any adjustments made pursuant to this Section 6, shall be rounded as to nearest whole number of shares (or other assets) and the provisions of this Plan shall apply accordingly.

6.8	Without derogating from the provisions of the Plan, it is to be clarified that in the event that the Company’s shares shall at any time in the future be registered for trading on the Tel-Aviv Stock Exchange Ltd., no exercise of an Option shall be made on the determination dates of the distribution of any share dividend (bonus shares), cash dividend, rights offering, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company (the “Company’s Event”). Also, it is to be clarified that if the “X” date of a Company’s Event occurs prior to the determination date of a Company’s Event, no exercise of an Option shall be made on the “X” date.

6.9	In the event that the Company’s Shares shall be registered for trading in any public market, the Grantee acknowledges that Grantee’s rights to sell the Shares may be subject to certain trading limitations and/or restrictions, including a legal lock-up and/or contractual lock-up period required by the Company or by its underwriters, and the Grantee unconditionally agrees and accepts any such limitations and/or restrictions and shall timely execute any required documents reflecting the same.

7	TERM AND EXERCISE OF AWARDS

7.1	Awards shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise, where applicable, shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. Where applicable, the notice shall specify the number of Shares with respect to which the Award is being exercised. Other Awards are exercisable in accordance with the respective terms under Section 8.

7.2	Always subject to the provisions of Sections 8.3 through 8.8 in connection with Awards issued therewith, Awards, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Notification Letter; (ii) the expiration of any extended period in any of the events set forth in Section 7.5 below; or (iii) the date upon which the Company becomes subject to a liquidation or dissolution proceeding, whether voluntary or involuntary (unless otherwise determined by the Board).

7.3	Where applicable, the Awards may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Awards become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 7.5 below, the Grantee is employed by or providing services to the Company or any of its affiliates, at all times during the period beginning with the granting of the Award and ending upon the date of exercise.

7.4	Subject to the provisions of Section 7.5 below and Sections 8.3 through 8.8, in the event of Termination of Grantee’s Employment or Services with the Company or any of its Affiliates, all Awards granted to such Grantee will immediately expire. For the avoidance of doubt, in case of such Termination of Grantee’s Employment or Services, the unvested portion of the Grantee’s Award shall not vest and shall not become exercisable and the Grantee shall have no claim against the Company and/or its Affiliate that his/her Awards were prevented from continuing to vest as of such termination. Notwithstanding anything to the contrary mentioned above, a Grantee shall not cease to be an Employee only due to the transfer of such Employee’s employment among the Company and its Affiliates.

7.5	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Grant Notification Letter and/or with respect to Awards granted under Sections 8.3 and/or 8.4, a Vested Award may be exercised after the date of Termination of Grantee’s Employment or Services with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Awards at the time of such termination according to the Vesting Dates, if:

(i)	termination is without Cause, in which event any Vested Award still in force and unexpired may be exercised within a period of ninety (90) days from the Termination Date;

(ii)	termination is the result of death or Disability of the Grantee, in which event any Vested Award still in force and unexpired may be exercised within a period of twelve (12) months from the Termination Date; or

(iii)	prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Awards beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For the purpose of this Section 7.5 and Section 7.4 above, “Termination of Grantee’s Employment or Services” and/or “Termination Date” shall be considered the actual termination date, not the date of on which notice of termination was delivered to the Grantee; and the term “Disability” means a person’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An individual shall not be considered to have a Disability for the purposes hereof, unless sufficient proof of the existence thereof is provided to the Committee in such form and manner, and at such times, as the Committee may require.

For avoidance of any doubt, if Termination of Grantee’s Employment or Services is for Cause, any outstanding unexercised Award (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Award.

7.6	Any form of Grant Notification Letter authorized by the Plan may contain such other provisions as the Committee may, from time to time, deem advisable.

7.7	The Awards and any underlying Shares are extraordinary, one-time benefits granted to the Grantee and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law.

7.8	Neither the Grantee nor any other person, as the case may be, shall have any claim to be granted any Award, and there is no obligation by the Company for uniformity of treatment of Grantees or their beneficiaries (if applicable). The terms and conditions of the Awards granted under this Plan and any of the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Grantee (whether or not such Grantees are similarly situated).

7.9	For the purposes of this Plan, the termination, expiration or cancellation of an Award which is an RS and/or an RSU, shall mean the forfeiture of such Award, without any further actions on behalf of Grantee or Company, unless otherwise decided by the Board or the Committee (if applicable).

8.	GRANT AND VESTING OF AWARDS

8.1	Subject to the provisions of the Plan, the Board may grant Awards to Grantees. Each Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Grant Notification Letter. However, no Award shall be exercisable after the Expiration Date.

8.2	An Award may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Awards may vary.

Restricted shares

8.3	The Board may award Restricted Shares to any Grantee. Each Award of Restricted Shares under this Plan shall be evidenced by an applicable Grant Notification Letter, in such form as the Board shall from time to time approve. The Restricted Shares shall be subject to all applicable terms of this Plan, which in the case of Restricted Shares granted under any local Annex shall include the respective tax provisions under this Plan and/or respective Annex thereof, and may be subject to any other terms that are not inconsistent with this Plan. The Restricted Share Grant Notification Letters shall comply with and be subject to the Plan unless otherwise specifically provided in such Grant Notification Letter and not inconsistent with this Plan, or applicable law:

(a)	Each Restricted Share Grant Notification Letter shall state an amount of Exercise Price to be paid by the Grantee, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may (but is not require to) include, payment in cash or by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Board. For avoidance of any doubt, no payment of Exercise Price shall be required as consideration for RSs, unless included in the Grant Notification Letter or as required by applicable law.

(b)	Restricted Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution (in which case they shall be transferred subject to all restrictions then or thereafter applicable thereto), until such Restricted Shares shall have vested (the period from the date on which the Award is granted until the date of vesting of the Restricted Share thereunder being referred to herein as the “Restricted Period”). The Board may also impose such additional or alternative restrictions and conditions on the Restricted Shares, as it deems appropriate, including the satisfaction of performance criteria. Such performance criteria may include, but are not limited to, sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Administrator or pursuant to the provisions of any Company policy required under mandatory provisions of applicable Law. Certificates for shares issued pursuant to Restricted Share Awards shall bear an appropriate legend referring to such restrictions, if applicable, and any attempt to dispose of any such shares in contravention of such restrictions shall be null and void and without effect. Such certificates may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board. In determining the Restricted Period of an Award, the Board may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded Restricted Shares on successive anniversaries of the date of such Award.

(c)	Subject to such exceptions as may be determined by the Board, if the Grantee’s continuous employment with or service to the Company or any Affiliate thereof shall terminate for any reason prior to the expiration of the Restricted Period of an Award or prior to the timely payment in full of the Exercise Price of any Restricted Shares (if any), any Shares remaining subject to vesting or if applicable, with respect to which the purchase price has not been paid in full, shall thereupon be forfeited, transferred to, and redeemed, repurchased or cancelled by, as the case may be, in any manner as set forth in this Plan, subject to applicable Laws and the Grantee shall have no further rights with respect to such Restricted Shares.

(d)	During the Restricted Period the Grantee shall possess all incidents of ownership of such Restricted Shares, subject to the other terms of this Plan, including the right to vote and receive dividends with respect to such Shares. All securities, if any, received by a Grantee with respect to Restricted Shares as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

Restricted Share Units

8.4	A Restricted Share Unit, or RSU, is an Award covering a number of Shares that is settled, if vested, and if applicable, exercised, by issuance of those Shares. Grant Notification Letter relating to the grant of RSUs under this Plan, shall be in such form as the Board shall from time to time approve. The RSUs shall be subject to all applicable terms of this Plan, mutatis mutandis, which in the case of RSUs shall include Section 17 herein (and other applicable tax provisions prescribed under the applicable Annex) and may be subject to any other terms that are not inconsistent with this Plan. The provisions of the various Grant Notification Letters need not be identical. RSUs may be granted in consideration of a reduction in the Grantee’s other compensation.

8.5	No payment of Exercise Price shall be required as consideration for RSUs, unless included in the Grant Notification Letter or as required by applicable law.

8.6	The Grantee shall not possess or own any ownership rights in the Shares underlying the RSUs and no rights as a shareholder shall exist prior to the actual issuance of Shares in the name of the Grantee.

8.7	Shares shall be issued to or for the benefit of Grantee promptly following each Vesting Date determined by the Administrator, provided that Grantee is still engaged by the Company on the applicable Vesting Date. After each such Vesting Date the Company shall promptly cause to be issued, for the benefit of Grantee, Shares with respect to RSUs that became vested on such Vesting Date. It is clarified that no Shares shall be issued pursuant to the RSUs to Grantee until the vesting criteria determined by the Administrator is met.

8.8	Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Grantee of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Board. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of Shares underlying such RSUs shall be subject to adjustment pursuant hereto, mutatis mutandis.

9.	SHARES NOT SUBJECT TO RIGHT OF FIRST REFUSAL

Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Grantees shall have a right of first refusal in relation with any sale of shares in the Company.

10.	DIVIDENDS

Notwithstanding anything mentioned above, and in addition thereto, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options or unvested RSUs) allocated or issued upon the exercise of Awards purchased by the Grantee and held by the Grantee or by a trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

11.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise or vesting of an Award, as applicable, granted under the Plan is expressly conditioned upon:

(i)	the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations, or;

(ii)	representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable.

Such required representations and undertakings may include representations and agreements that such Grantee (or his legal representative, heir, or legatee):

(i)	is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and;

(ii)	agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (a) any representations and undertakings which such Grantee has given to the Company or a reference thereto, and (b) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations of the United States or any other state having jurisdiction over the Company and the Grantee.

12.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF AWARDS

Subject further to the provisions of Section 8, no Award, or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or by laws of decent and distribution, or as specifically otherwise allowed under the Plan, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee; provided however, that Vested Awards which are RS shall be transferable subject to the limitations under this Plan and the provisions of the Company’s Articles of Association (as amended) and/or any other shareholders agreement in effect at such time, to which the Company has been made a party.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

13.	EFFECTIVE DATE, DURATION, AMENDMENTS OR TERMINATION OF THE PLAN

13.1	The Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption (the: “Termination Date”).

13.2	The Company shall obtain the approval of the Company’s shareholders for the adoption of this Plan and/or the Annexes thereto, or for any amendment to this Plan and/or the Annexes thereto, if shareholders’ approval is required under any applicable law, including without limitation, the U.S. securities law or the securities laws of other jurisdiction applicable to Awards granted to Grantees under this Plan and/or the Annexes thereto, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges, including without limitation, the U.S. Securities and Exchange Commission.

13.3	The Board may at any time, subject to the provisions of Section 13.2 above and all applicable law, amend, alter, suspend or terminate the Plan, provided, however, that

(i)	the Board may not extend the term of the Plan specified in Section 13.1 above and;

(ii)	no amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

Earlier termination of the Plan prior to the Termination Date shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such earlier termination.

14.	GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of Awards hereunder, and the obligation of the Company to sell and deliver Shares under such Awards, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

15.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Plan nor the Grant Notification Letter with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the Plan or in any Awards granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

16.	GOVERNING LAW & JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

17.	TAX CONSEQUENCES

17.1	Any tax consequences to any Grantee arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its affiliates, or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or its affiliates and any applicable trustee, if and as applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall indemnify the Company and/or its representatives and/or its officers and/or its directors and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

17.2	The Company shall not be required to release any Share or Share certificate to a Grantee until all required payments, including tax payments, have been fully made.

18.	NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior promises to or grant of options or shares to Grantees of the Company under their employment agreements, and not in the framework of any previous equity incentive plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

19.	MULTIPLE AGREEMENTS

The terms of each Award may differ from other Awards granted under the Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee.

20.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an annex (the: “Annex”), and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Plan, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Awards issued to Grantees under the jurisdiction of the specific country that is subject of the Annex and shall not apply to Awards issued to any other Grantee. The adoption of any such Annex shall be subject to the approval of the Board and if required the approval of the shareholders of the Company.

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WEARABLE DEVICES LTD.

ANNEX A - ISRAEL

TO THE 2024 GLOBAL EQUITY INCENTIVE PLAN

DEFINITIONS

For purposes of this Annex and the Grant Notification Letter, the following definitions shall apply:

(a)	“Affiliate” - any “employing company” within the meaning of Section 102(a) of the Ordinance.

(b)	“Approved 102 Award” - an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee.

(c)	“Capital Gain Award (CGA)” - an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(d)	“Controlling Shareholder” - shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(e)	“Employee” - a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

(f)	“ITA” - the Israeli Tax Authorities.

(g)	“Ordinary Income Award (OIA)” - an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(h)	“102 Award” - any Award granted to Employees pursuant to Section 102 of the Ordinance.

(i)	“3(i) Award” - an Award granted pursuant to Section 3(i) of the Ordinance to Controlling Shareholder and/or service providers/consultants.

(j)	“Ordinance” - the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

(k)	“Section 102” - Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(l)	“Trustee” - any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

(m)	“Unapproved 102 Award” - an Option granted pursuant to Section 102(c) of the Ordinance or not held in trust by a Trustee.

For the avoidance of any doubt, it is hereby clarified that any capitalized term not specifically defined in this Annex shall be construed according to the interpretation given to it in the Plan.

ANNEX A - ISRAEL

1.	GENERAL

1.1.	This Annex (the: “Annex”) shall apply only to Grantees who are residents of the State of Israel on the Date of Grant or those who are deemed to be residents of the State of Israel for the payment of tax on the Date of Grant. The provisions specified hereunder shall form an integral part of the 2024 Incentive Equity Plan of Wearable Devices Ltd. (hereinafter: the “Plan”), which applies to the issuance of Awards to purchase Shares of Wearable Devices Ltd. (hereinafter: the “Company”). According to the Plan, Awards may be issued to Employees, and/or Controlling Shareholders and/or service providers/consultants of the Company or its Affiliates.

1.2	This Annex is effective with respect to Awards granted following Amendment no. 132 of the Ordinance, which entered into force on January 1, 2003.

1.3	This Annex is to be read as a continuation of the Plan and only modifies Awards granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Annex does not add to or modify the Plan in respect of any other category of Grantees.

1.4	The Plan and this Annex are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied, between the provisions of this Annex and the Plan, the provisions set out in the Annex shall prevail.

2.	ISSUANCE OF AWARDS

2.1	The persons eligible for participation in the Plan as Grantees shall include any Employees and/or Controlling Shareholders of the Company or of any Affiliate; provided, however, that (i) Employees may only be granted 102 Awards; and (ii) Controlling Shareholders and service providers/consultants may only be granted 3(i) Awards.

2.2	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

2.3	The grant of Approved 102 Awards shall be made under this Annex adopted by the Board, and shall be conditioned upon the approval of this Annex by the ITA.

2.4	Approved 102 Awards may either be classified as Capital Gain Awards (“CGAs”) or Ordinary Income Options (“OIAs”).

2.5	No Approved 102 Awards may be granted under this Annex to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Employees (the: “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning the first date of grant of an Approved 102 Awards under this Annex and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Awards. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Grantees who were granted Approved 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

2.6	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 3 below. The Company may replace the Trustee, both with respect to Approved 102 Awards and any Shares issued upon the exercise thereof and then held by the then-current Trustee, at its own discretion and without the need to receive the consent of the Grantees or the beneficial owners of the Shares, subject to the consent of the ITA.

2.7	For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Awards shall be subject to the terms and conditions set forth in Section 102.

3.	TRUSTEE

3.1	Approved 102 Awards which shall be granted under this Annex and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder in connection with such type of Approved 102 Awards (the: “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be regarded as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

3.2	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of such Awards.

3.3	With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Grantee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Awards and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

3.4	Upon receipt of Approved 102 Awards, the Grantee will sign an undertaking in which he or she will give his or her consent to the grant of the Awards under the relevant tax track under Section 102, and will undertake to comply with the terms of Section 102 and the trust agreement between the Company and the Trustee.

4.	THE AWARDS

The terms and conditions upon which the Awards shall be issued and exercised, shall be as specified in the Grant Notification Letter to be executed pursuant to the Plan and to this Annex. Each Grant Notification Letter shall state, inter alia, the number of Shares to which the Award relates or covers, the type of Awards granted thereunder (whether a CGA, OIA, Unapproved 102 Awards or a 3(i) Awards), the vesting provisions and the Purchase Price (if applicable).

To the extent required by the Ordinance, the Restricted Shares or Shares underlying settlement of RSUs issued pursuant to Section 102 shall be issued to the Trustee in accordance with the provisions of the Ordinance and the Restricted Shares shall be held for the benefit of the Grantee for such period as may be required by the Ordinance.

RSU and/or RS Awards may be awarded to any Grantee, to the extent required by applicable law, a specific ruling is obtained from the ITA to grant RSUs as Approved 102 Awards.

5.	FAIR MARKET VALUE

Without derogating from the definition of “Fair Market Value” enclosed in the Plan and solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if on the date of grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares are expected to be registered for trading within ninety (90) days following the date of grant of the CGAs, the fair market value of the Shares on the date of grant shall be determined in accordance with the average value of the Company’s shares during the thirty (30) trading days preceding the date of grant or during the thirty (30) trading days following the date of registration for trading, as the case may be.

6.	EXERCISE OF AWARDS

Options

6.1	Options shall be exercised by the Grantee by delivering a written notice to the Company and/or to any third party designated by the Company (the: “Representative”), in such form and method as may be determined by the Company and, when applicable, by the Trustee, in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price for the number of Shares with respect to which the option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the option is being exercised.

Restricted Shares

6.2	Each Restricted Share Grant Notification Letter shall state an amount of Exercise Price to be paid by the Grantee, if any, in consideration for the issuance of the Restricted Shares and the terms of payment thereof, which may include, payment in cash or by issuance of promissory notes or other evidence of indebtedness on such terms and conditions as determined by the Board. For avoidance of any doubt, no payment of Exercise Price shall be required as consideration for RSUs, unless included in the Grant Notification Letter or as required by applicable law. Subject to the foregoing, Restricted Shares shall be issued on the Date of Grant.

6.3	In case the Company issues certificates evidencing the Restricted Shares, such certificates may, if so determined by the Board, be held in escrow by an escrow agent appointed by the Board, or, if a Restricted Share Award is made pursuant to Section 102, by the Trustee.

Restricted Share Units

6.4	Shares shall be issued to or for the benefit of Grantee promptly following each Vesting Date determined by the Administrator, provided that Grantee is still engaged by the Company on the applicable Vesting Date. For avoidance of any doubt, no payment of Exercise Price shall be required as consideration for RSUs, unless included in the Grant Notification Letter or as required by applicable law. After each such Vesting Date the Company shall promptly cause to be issued, for the benefit of Grantee, Shares with respect to RSUs that became vested on such Vesting Date. It is clarified that no Shares shall be issued pursuant to the RSUs to Grantee until the vesting criteria determined by the Administrator is met.

6.5	Settlement of vested RSUs shall be made in the form of Shares. Distribution to a Grantee of an amount (or amounts) from settlement of vested RSUs can be deferred to a date after settlement as determined by the Board. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until the grant of RSUs is settled, the number of Shares underlying such RSUs shall be subject to adjustment pursuant to the Plan.

General

6.6	Without derogating from Section 4.3 of the Plan, and in addition thereto, with respect to Approved 102 Awards, any Shares allocated or issued upon the exercise of an Approved 102 Award, shall be voted in accordance with the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

7.	ASSIGNABILITY AND SALE OF AWARDS

7.1	Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2	As long as Awards or Shares purchased pursuant to thereto are held by the Trustee on behalf of the Grantee, all rights of the Grantee over the shares are personal, cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution. Subject to the foregoing, Awards other than Options or RSUs may be transferable if expressly permitted under the Plan.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1	With regards to Approved 102 Awards, the provisions of the Plan and/or the Annex and/or the Grant Notification Letter shall be subject to the applicable provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Annex and of the Grant Notification Letter, and they shall bind the Grantee. The Grantee agrees to execute any documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provisions of Section 102 and the Tax Assessing Officer’s Permit.

8.2	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Annex or the Grant Notification Letter, shall be considered binding upon the Company and the Grantees.

9.	DIVIDEND

Subject to the Company’s Articles of Association, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised options or unvested RSUs) allocated or issued upon the exercise of Awards and held by the Grantee or by the Trustee as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1	Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company, its representatives, its directors, its officers, its Affiliates (and their representatives, its directors, its officers) and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

10.2	The Company and/or, when applicable, the Trustee shall not be required to release any Shares or share certificate to a Grantee until all required payments have been fully made. In the event that the Company or the Trustee, as applicable, is uncertain as to the sum of the full tax payment due or which is subject to withholding, the Company or the Trustee, as applicable, may refuse to release the Shares until such time as the ITA verifies the sum of the full tax payment which is due, and the Grantee shall not have any claims in connection with such refusal.

10.3	With respect to Unapproved 102 Award, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

10.4	The Company is not providing any guarantee that Approved 102 Award will achieve the tax benefits generally associated therewith. In the event that such benefits are not achieved, whether by fault of the Company, the Grantee or otherwise, the Grantee shall not have any claims against: (i) the Company, and/or (ii) its representatives, its directors, its officers, and its Affiliates (and their representatives, directors, and officers), and/or (iii) the Trustee.

11.	GOVERNING LAW & JURISDICTION

This Annex shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel Aviv shall have sole jurisdiction in any matters pertaining to this Annex.

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WEARABLE DEVICES LTD.

ANNEX B – UNITED STATES SUB-PLAN

TO 2024 GLOBAL EQUITY INCENTIVE PLAN

1.	Purpose of this Annex

This Annex (also referred to as the “Annex”) is part of the Wearable Devices Ltd. (“Company”) 2024 Global Equity Incentive Plan (the “Plan”) and was adopted by the Board on August 15, 2024 (“Annex Adoption Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. This Annex governs grants of Awards to Employees and other Service Providers who are United States citizens or who are resident aliens of the United States for United States federal tax purposes (collectively, “U.S. Persons”).

2.	Provisions of the Annex

The provisions of the Annex shall supersede and govern in the case of any inconsistency between the provisions of the Annex and the provisions of the Plan; provided, however, that this Annex shall not be construed to grant to any Grantee rights not consistent with the terms of the Plan, unless specifically provided herein.

Any provisions or limitations of the Plan applicable to Awards held by a trustee shall be inapplicable to an Award granted pursuant to or governed by the provisions of this Annex.

The provisions of this Annex that authorize the award of ISOs (as defined in Section 5 below) shall be effective as of the Annex Adoption Date and ISOs may be granted if and only if the holders of a majority of the outstanding share capital present, or represented, and entitled to vote thereon (voting as a single class) at a duly held meeting of the shareholders of the Company approve the Plan within twelve (12) months of such date. If approved by the shareholders, ISOs may be granted under this Annex from time to time until the earlier of (a) the term of the Plan; or (b) the close of business on the tenth anniversary of the Annex Adoption Date.

3.	Eligibility

(a) The individuals who shall be eligible to receive Awards under the Plan that are subject to the provisions of this Annex shall be all Employees and Non-Employees who are U.S. Persons, and who render services of special importance to the management, operation or development of the Company or an Affiliate and who have contributed or may be expected to contribute materially to the success of the Company or an Affiliate. ISOs (as defined in Section 5 below) shall only be granted to any individual who is an employee of the Company, provided it is treated as a corporation for United States federal tax purposes, or an Affiliate that also satisfies the requirements of Sections 424(e) or 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), which is generally a corporation in the group with respect to which there is at least fifty percent (50%) voting power (for purposes of this Annex, an “ISO Corporation”). NSOs (as defined in Section 5 below) shall only be granted with respect to “service recipient stock” within the meaning of United States Treasury Regulation Section 1.409A-1(b)(5)(iii).

4.	Shares Available; Other Board Limitations

Notwithstanding anything to the contrary in the Plan, a total of 500,000 Shares, subject to adjustments as set forth in Section 6 of the Plan, shall be available for grant pursuant to this Annex as ISOs. Shares underlying ISOs that fail to vest or be fully exercised prior to expiration or other termination shall again become available for grant as ISOs pursuant to this Annex as permitted by applicable law.

Notwithstanding anything to the contrary in the Plan, no changes by the Board shall, without approval of the Company’s shareholders: (a) increase the total number of Shares available for Award pursuant to this Annex as ISOs, except by operation of the provisions of Section 6 of the Plan; (b) change the class of persons eligible to receive ISOs pursuant to this Annex; or (c) extend the date on which ISOs can be granted pursuant to this Annex beyond the tenth anniversary of the Annex Adoption Date.

5.	Terms and Conditions of Options

Every Option granted to a U.S. Person shall be evidenced by an Award Agreement in such form as the Committee all approve from time to time, specifying the number of Shares that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an incentive stock option (“ISO”) or a nonqualified stock option (“NSO”) and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the following terms and conditions. The Plan and this Annex shall be administered in such a manner as to permit those Options granted hereunder and specially designated as an ISO to qualify as incentive stock options as described in Section 422 of the Code.

(a) Duration. In no event shall an Option granted under this Annex expire later than ten (10) years from its grant date; provided, however, that an Option under this Annex may expire earlier as provided by the Plan or the Award Agreement; and provided, further, that no ISO granted to an Employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any ISO Corporation shall expire later than five (5) years from its date of grant.

The authority afforded the Committee in Section 7.5(iii) of the Plan shall not apply to an ISO and shall apply to an NSO only to the extent the NSO remains exempt from Section 409A of the Code.

(b) Purchase Price. The Purchase Price of each Option shall be as specified by the Committee in its discretion; provided, however, that the Purchase Price shall be at least 100 percent (100%) of the Fair Market Value of the Shares on the date on which the Board grants the Option, which shall be considered the date of grant of the Option for purposes of fixing the Purchase Price; and provided, further, that the Purchase Price with respect to an ISO granted to an Employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any ISO Corporation shall be at least 110 percent (110%) of the Fair Market Value of the Shares on the date of grant of the ISO.

(c) Method of Exercise. To the extent that it has become exercisable under the terms of the Award Agreement, an Option may be exercised from time to time in accordance with the Plan by providing notice pursuant to the provisions of Section 7 of the Plan and stating the number of Shares with respect to which the Option is being exercised and accompanied by payment of the Purchase Price in a manner provided by the Plan or Award Agreement, as applicable. If the Grantee fails to pay for or to accept delivery of all or any part of the number of Shares specified in his or her notice upon tender of delivery thereof, his or her right to exercise the Option with respect to those Shares not paid for or accepted shall be terminated, unless the Company otherwise agrees.

Notwithstanding Section 5 of the Plan, in no event shall the “net exercise” method be used to exercise an ISO.

(d) Notice of ISO Stock Disposition. The Grantee must notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any Shares issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO or (ii) the first anniversary of the date the shares were issued upon his or her exercise of the ISO.

(e) Effect of Cessation of Employment or Service Relationship. The Committee shall determine in its discretion and specify in each Award Agreement the effect, if any, of the termination of the Grantee’s employment with or performance of services for the Company or any Affiliate on the exercisability of the Option. Because the special United States federal tax rules applicable to ISOs are not generally available to an Option otherwise eligible for ISO treatment if it is exercised at any time later than three (3) months following termination of employment with the Company or an ISO Corporation (one (1) year in the event of death or disability within the meaning of Section 22(e)(4) of the Code), such an Option (if otherwise exercisable and actually exercised beyond the three (3) month or one (1) year period, as applicable) shall be treated as an NSO upon exercise, rather than an ISO, for United States federal tax purposes.

(f) No Rights as Shareholder. A Grantee shall have no rights as a shareholder with respect to any Shares covered by an Option until the date of issuance of a share certificate with respect to, or a book entry record of, the Shares. No adjustment shall be made for dividends, bonus shares or other rights for which the record date is earlier than the date the stock certificate is issued or book entry record is made, other than as required or permitted by the Plan; provided, however, that in no event shall an adjustment be made that would otherwise result in a loss of ISO status or result in adverse tax consequences under Section 409A of the Code.

(g) Transferability of Option. Except as permitted by the Committee, and set forth in the terms of a Grantee’s Award Agreement, an Option shall not be assignable or transferable by the Grantee except by will or by the laws of descent and distribution. During the life of the Grantee, an Option shall be exercisable only by the Grantee, by a conservator or guardian duly appointed for the Grantee by reason of Grantee’s incapacity or by the person appointed by the Grantee in a durable power of attorney acceptable to the Company’s counsel.

6.	Restricted Share Units

(a) Delivery. In the case of a U.S. Person, settlement of an RSU shall occur no later than the fifteenth day of the third month following the close of the year in which the Vesting Date occurs; provided, however, that the Committee may, in its sole discretion and at the time of grant, provide for the further deferral of payment in an applicable Award Agreement.

(b) Transactions. In the case of outstanding Restricted Share Units that constitute deferred compensation subject to Section 409A of the Code: (i) if the Award Agreement provides that the Restricted Share Units shall be settled upon a change in control event within the meaning of United States Treasury Regulation Section 1.409A-3(i)(5), and the Transaction constitutes such a change in control event, then no assumption or substitution shall be permitted and the Restricted Share Units shall instead be settled in accordance with the terms of the applicable Award Agreement; and (ii) the Committee may only undertake actions pursuant to its authority in Section 6 of the Plan if the action is permitted or required by Section 409A of the Code without adverse tax consequences to the Grantee.

7.	Requirements of Law

All other provisions of this Annex and the Plan notwithstanding, this Annex and the Plan shall be administered and construed so as to avoid any person who receives an Award incurring any adverse tax consequences under Section 409A of the Code. The Committee shall suspend the application of any provisions of the Plan that could, in its sole determination, result in an adverse tax consequence to any person under Section 409A of the Code.

8.	Forfeiture for Dishonesty or Termination for Cause

Notwithstanding any provision of the Plan to the contrary, if the Board determines, after full consideration of the facts, that

(a) the Grantee has been engaged in fraud, embezzlement, theft or commission of a felony in the course of his or her employment by or involvement with the Company or has made unauthorized disclosure of trade secrets or other proprietary information of the Company or of a third party who has entrusted such information to the Company, or

(b) the Grantee has violated the terms of any employment, non-competition, non-solicitation or proprietary information agreement (each to the extent not otherwise prohibited under applicable law of the states) to which he or she is a party, then the Grantee’s rights with respect to an Award shall terminate as of the date of such act, the Grantee shall forfeit all unexercised Awards and shall be required to sell to the Company or, in the case the Company is not allowed to repurchase its own shares, to a third party approved by the Company, all or any part of the Shares acquired by the Grantee prior to such event, at a price equal to the lesser of their Fair Market Value or the amount paid to the Company upon such transfer or exercise. If a Grantee whose behavior the Company asserts falls within the provisions of (a) or (b) above has exercised or attempts to exercise an Award prior to consideration of the application of this Section 8, the Company shall not be required to recognize such exercise until the Board has made its decision and, in the event any exercise shall have taken place, it shall be of no force and effect (and shall be void ab initio) if the Board makes an adverse determination; provided, however, that if the Board finds in favor of the Grantee then the Grantee will be deemed to have exercised the Award retroactively as of the date he or she originally gave notice of his or her attempt to exercise or actual exercise, as the case may be. The decision of the Board as to the cause of a Grantee’s discharge and the damage done to the Company shall be final, binding and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of such Grantee by the Company. For purposes of this Section 8, reference to the Company shall include any Affiliate.

9.	Tax Withholding

To the extent required by law, the Company may withhold or cause to be withheld income and other taxes with respect to any income recognized by a Grantee by reason of the issuance, exercise or settlement of an Award, and as a condition to the receipt of any Award the Grantee shall agree that if the amount payable to him or her by the Company and any Affiliate in the ordinary course is insufficient to pay such taxes, then he or she shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax.